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                                                               Exhibit 11.1
                  THE HOME DEPOT, INC. AND SUBSIDIARIES

                         Computation of Earnings
                  Per Common and Common Equivalent Share

(In Thousands, Except Per Share Data)

                                    Three Months Ended     Nine Months Ended

                                   Oct. 27,    Oct. 29,   Oct. 27,    Oct. 29,
                                     1996       1995         1996       1995
Net earnings applicable to
  common and common equivalent
  shares                          $ 221,371   $ 175,473  $ 686,564   $ 546,125

Tax effected interest expense,
  net of interest capitalized,
  attributable to convertible
  subordinated notes                  1,659        ---       1,659       2,415
                                  $ 223,030   $ 175,473  $ 688,223   $ 548,540

Shares:
  Weighted average number of
  common and common equivalent
  shares assuming average
  market price                      483,362     477,671    482,056     470,544

  Additional shares from
  conversion of notes                 4,563        ---       1,521       6,925

                                    487,925     477,671    483,577     477,469

Primary earnings per common
  and common equivalent share     $   0.457   $   0.367  $   1.423   $   1.149
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(1)  Common  equivalent shares  represent  shares granted  under  two  stock option plans for the three months ended October 27, 1996, and three stock option plans and an employee stock purchase plan for all other periods presented.

(2) The Company's 4.5% Convertible Subordinated Notes issued in 1992 were common stock equivalents prior to their conversion in March 1995. For the nine months ended October 29, 1995, the Notes were dilutive and, accordingly, were assumed to be converted as of the beginning of the accounting period for purposes of calculating earnings per share.

(3)  The  Company's 3.25% Convertible  Subordinated Notes  issued  on
     October 2, 1996, are common stock equivalents.   For the  three  and
     nine months ended October 27, 1996, the notes were dilutive and, accordingly, were assumed to be converted upon the date of issuance for purposes of calculating earnings per share.

(4) Fully diluted earnings per share computations are not presented because the impact of a higher ending market price on weighted average common equivalent shares was not material for the nine months ended
     October 27, 1996, and the three and nine months ended October 29, 1995. Fully diluted earnings per share was not calculated for the three month period ending October 27, 1996, because the ending market price was lower than the average price.